UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2014

Flotek Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10603 W. Sam Houston Pkwy N., Suite 300 Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 849-9911

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 16, 2014, Flotek Industries, Inc. (the “Company”) held its 2014 annual meeting of stockholders (the “Annual Meeting”). At the Annual Meeting, the stockholders elected all of the Company’s nominees for director, approved the Company’s 2014 Long Term Incentive Plan, approved the compensation of the Company’s named executive officers, and ratified the appointment of Hein & Associates LLP as the Company’s independent auditors for the fiscal year ending December 31, 2014.

A total of 49,047,731 shares of the Company’s common stock were present at the meeting in person or by proxy, which represented approximately 91% of the outstanding shares of the Company’s common stock as of March 27, 2014, the record date for the Annual Meeting.

(1) Proposal One: Election of directors to serve until the next annual meeting of stockholders of the Company or until their successors are duly elected and qualified, or until their earlier resignation or removal. Each director was elected as follows:

Name	For	Withhold	Broker Non-Votes
John W. Chisholm	38,935,852	505,966	9,605,913
L. Melvin Cooper	37,717,319	1,724,499	9,605,913
Kenneth T. Hern	37,257,219	2,184,599	9,605,913
L.V. “Bud” McGuire	37,716,394	1,725,424	9,605,913
John S. Reiland	37,714,619	1,727,199	9,605,913
Carla S. Hardy	27,713,840	11,727,978	9,605,913
Ted D. Brown	39,394,701	47,117	9,605,913

(2) Proposal Two: Approval of the Company’s 2014 Long Term Incentive Plan. The Company’s Long Term Incentive Plan was approved as follows:

For	Against	Abstain	Broker Non-Votes
34,876,938	3,986,786	578,094	9,605,913

(3) Proposal Three: Advisory Vote on Executive Compensation. The compensation of the Company’s named executive officers was approved, on an advisory basis, as follows:

For	Against	Abstain	Broker Non-Votes
26,011,251	12,810,761	619,806	9,605,913

(4) Proposal Four: Ratification of appointment of Hein & Associates LLP as the Company’s independent auditors for the fiscal year ending December 31, 2014. The appointment of Hein & Associates LLP was ratified as follows.

For	Against	Abstain
48,876,955	104,742	66,034

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: May 22, 2014	By:	/s/ H. Richard Walton
H. Richard Walton
Executive Vice President and Chief Financial Officer